Exhibit 77(q)(1)(a)

LORD ABBETT LARGE-CAP GROWTH FUND

AMENDMENT TO
DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of the Lord Abbett Large-Cap Growth Fund, a Delaware Statutory Trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated September 29, 1999 (the “Declaration”), do hereby amend Section I.1 of the Declaration, pursuant to Section VIII.2. of the Declaration, by changing the name of the  Trust to the “Lord Abbett Stock Appreciation Fund,” its Class A,B,C, F, I, P, R2, and R3 shares now being Class A,B,C, F, I, P, R2, and R3 shares of the Lord Abbett Stock Appreciation Fund.

This instrument shall constitute an amendment to the Declaration and shall be effective July 1, 2009.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 4th day of June, 2009.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Robert B. Calhoun, Jr.	/s/ Julie A. Hill
Robert B. Calhoun, Jr.	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis